EXHIBIT 3.3

HERSHA HOSPITALITY TRUST

ARTICLES SUPPLEMENTARY

Pursuant to Section 8-203 of

Title 8 of the Corporations and Associations Article

of the Annotated Code of Maryland

Hersha Hospitality Trust, a Maryland real estate investment trust (the “Trust”), hereby certifies to the State Department of Assessments and Taxation of the State of Maryland (“SDAT”) that:

FIRST:  Pursuant to the authority expressly vested in the Board of Trustees (the “Board of Trustees”) of the Trust by Article VI of its Declaration of Trust (which, as hereafter restated or amended from time to time, are together with these Articles Supplementary herein referred to as the “Declaration”), the Board of Trustees has duly reclassified and designated (i) 1,000,000 authorized but unissued preferred shares of beneficial interest, par value $0.01 per share, as shares of 6.50% Series D Cumulative Redeemable Preferred Shares of Beneficial Interest, par value $0.01 per share (the “Series D Preferred Shares”), with the preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends and other distributions, qualifications and terms and conditions of redemption of the Series D Preferred Shares set forth in the Declaration, and (ii) 1,000,000 authorized but unissued preferred shares of beneficial interest, par value $0.01 per share, as shares of 6.50% Series E Cumulative Redeemable Preferred Shares of Beneficial Interest, par value $0.01 per share (the “Series E Preferred Shares”), with the preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends and other distributions, qualifications and terms and conditions of redemption of the Series E Preferred Shares set forth in the Declaration.

SECOND:  After giving effect to the classification and designation of the additional Series D Preferred Shares and Series E Preferred Shares set forth herein, the Trust has authority to issue (i) 9,050,000 Series D Preferred Shares and (ii) 5,600,000 Series E Preferred Shares.

THIRD:  The Series D Preferred Shares and Series E Preferred Shares have been classified and designated by the Board of Trustees under the authority contained in the Declaration.

FOURTH: These Articles Supplementary have been approved by the Board of Trustees in the manner and by the vote required by law.

FIFTH:  The undersigned Chief Financial Officer acknowledges these Articles Supplementary to be the trust act of the Trust and, as to all matters or facts required to be verified under oath, the undersigned Chief Financial Officer acknowledges that to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.

[Signature page follows.]

IN WITNESS WHEREOF, the Trust has caused these Articles Supplementary to be executed on behalf of the Trust by its Chief Financial Officer and attested to by its Assistant Secretary this 26th day of April, 2017.

By:     /s/ Ashish R. Parikh

Name:  Ashish R. Parikh

Title:    Chief Financial Officer

Attest:

By:     /s/ Michael R. Gillespie

Name:  Michael R. Gillespie

Title:  Assistant Secretary

Articles Supplementary